Exhibit 2.2

STOCK PURCHASE AGREEMENT

THIS AGREEMENT is made as of February      , 2004, by and between livedoor Co., Ltd. (formerly known as Edge Co., Ltd.), a Japanese corporation (“livedoor”), and ValueClick, Inc., a Delaware corporation (“VC”).

Recitals

The parties entered into a Memorandum of Understanding, dated January 29, 2004 (“MOU”), that summarized the terms of a proposed purchase and tender offer by livedoor of the shares of ValueClick Japan, Inc., a Japanese corporation (“VCJ”).  VC is the owner of eighteen thousand seven hundred and forty-three (18,743) shares with a par value of JPY 50,000 in VCJ (the “ValueClick Shares”).  In furtherance of the MOU, the parties desire to enter into a binding agreement for the sale and purchase of the ValueClick Shares and the terms of the tender offer.

Agreement

In consideration of the covenants, obligations, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

1.                                       Sale and Purchase of ValueClick Shares.

a.                                       Subject to the terms of this Agreement, VC agrees to sell and transfer the ValueClick Shares to livedoor, and livedoor agrees to purchase and accept title to the ValueClick Shares from VC.

b.                                      In consideration of the purchase of the ValueClick Shares, livedoor shall pay to VC the yen equivalent of Twenty-Four Million United States Dollars ($24,000,000) (the “Consideration”).  On February 17, 2004, VC entered into a foreign currency agreement with livedoor (the “Foreign Currency Agreement”) and a forward contract with Union Bank of California (the “Forward Contract”) to permit livedoor to remit to VC 2,542,320,000 yen on or before April 15, 2004 which will be equivalent to $24,000,000 under the terms of the Forward Contract.  Under the terms of the Foreign Currency Agreement, livedoor has agreed to reimburse VC for any loss that it may incur under the Forward Contract, other than for VC’s breach of its obligation to sell the ValueClick Shares in connection with the Tender Offer and to pay any amounts necessary to ensure that VC receives yen amounts equivalent to $24,000,000 as consideration for the ValueClick Shares.   The payment of the Consideration to VC shall be made without deduction or offset of any kind, and other than United States income tax and capital gains tax, livedoor shall be responsible for the payment of any taxes, including without limitation, any stamp taxes, duties or assessments of any kind (if any) in respect of the sale and transfer of the ValueClick Shares by VC.

2.                                       Title to ValueClick Shares; Adequate Funds.  VC is the sole legal and beneficial owner of the ValueClick Shares free and clear of all liens, encumbrances,

security interests, options, claims, charges, and other restrictions, other than restrictions imposed by law.  livedoor will have available, on the Settlement Date, adequate funds to purchase and pay for the Tender Offer Shares and any and all fees, commissions and out-of-pocket costs and expenses relating to the Tender Offer.

3.                                       Tender Offer.  livedoor shall conduct a tender offer (“Tender Offer”) for the purchase of all issued and outstanding shares of VCJ (collectively, the “Tender Offer Shares”) in accordance with the terms set out in this Clause 3 and all relevant laws and regulations of Japan and the United States of America:

a.                                       livedoor shall publish a public notice of tender offer (“Tender Offer Notice”) for the Tender Offer Shares in the Nihon Keizai Shimbun and the Saitama Shimbun on February 23, 2004.

b.                                      livedoor agrees that the Tender Offer Notice shall provide for (i) a tender offer period commencing on the date of the Tender Offer Notice and ending on the close of business on March 22, 2004, and (ii) a settlement date (the “Settlement Date”) of March 29, 2004.

c.                                       The Tender Offer shall be for a price per share equal to the JPY 135,642, the equivalent of USD 1,281 calculated based upon the rate of the Forward Contract.

d.                                      VC’s obligation to sell and livedoor’s obligation to purchase the ValueClick Shares in connection with the Tender Offer shall be unconditional, and shall not be subject to  the purchase of any other Tender Offer Shares made by livedoor pursuant to the Tender Offer.  Despite statements in the Tender Offer registration statement to the contrary, livedoor agrees with VC that it shall not withdraw from, or cancel, the Tender Offer under any circumstances, except  if VC does not tender the ValueClick Shares in connection with the Tender Offer or if, during the period from the date of this Agreement until the Settlement Date, VCJ (1) performs a stock swap; (2) undergoes a change of ownership (not including this Tender Offer) (3) performs a sale of assets; (4) undergoes or is a party to a merger; (5) liquidates; (6) files a petition for bankruptcy; (7) is delisted from the Tokyo Stock Exchange Mothers, including voluntary delistation; (8) suffers a material loss by an act of god.

e.                                       livedoor shall be responsible for the payment of any and all fees, commissions and out-of-pocket costs and expenses relating to the Tender Offer, provided that VC shall reimburse to livedoor fifty percent (50%) of all such fees, costs and expenses, up to a maximum amount of One Hundred Thousand United States Dollars ($100,000).

f.                                         livedoor shall comply in all respects with the requirements of applicable laws and regulations in connection with the Tender Offer, including without limitation, the obligation to disclose in the Tender Offer Notice the purchase by livedoor of the ValueClick Shares pursuant to the terms of this Agreement.

g.                                      livedoor shall consult with VC before publishing the Tender Offer Notice and the registration statement relating thereto, or issuing any press release or making any other governmental or regulatory filing or other public statement with respect to this Agreement, the Tender Offer or any of the other transactions contemplated hereby and shall not publish any notice or statement or issue any such press release or make any governmental or regulatory filing without the prior consent of VC, which consent shall not be unreasonably withheld or delayed; provided, however, that livedoor may, without the prior consent of VC, make such disclosures and statements as may be required by applicable law or the applicable rules of any stock exchange if it has used its commercially reasonable efforts to consult with VC and to obtain VC’s consent but has been unable to do so prior to the time such disclosure or statement is required to be published or filed pursuant to such law or rules.

4.                                       Settlement.

a.                                       VC agrees to the tender of the ValueClick Shares to Nikko Cordial Securities, Inc., livedoor’s agent in connection with the Tender Offer, during the Tender Offer period, for the purpose of the settlement of the sale and transfer of the ValueClick Shares on the Settlement Date.

b.                                      On the Settlement Date, livedoor shall arrange for the payment to VC of the Consideration by wire transfer.

c.                                       On the Settlement Date, VC shall cause James R. Zarley to resign as a director of VCJ.

5.                                       Further assurances; Ongoing Services.

a.                                       Upon the terms and subject to the conditions set forth in this Agreement, each of VC and livedoor agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the sale and purchase of the Shares, the Tender Offer and the other transactions contemplated by this Agreement, including without limitation, (i) the obtaining of all necessary, proper or advisable actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary, proper or advisable registrations, filings and notices and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or exemption from any governmental entity; (ii) the obtaining of all necessary, proper or advisable consents, approvals, waivers or exemptions from non-governmental third parties; and (iii) the execution and delivery of any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

b.                                      The parties agree that VC shall continue to provide the technology and services to VCJ subject to, and in accordance with, the terms of (i) the Intercompany

Technology Services Agreement between VC and VCJ effective as of 1 January 2001, and (ii) the Technology Assignment and Grant Back License Agreement between VC and VCJ dated as of 1 February 2001.

6.                                       Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

a.	if to VC, to:

4353 Park Terrace Drive
P.O. Box 5600
Westlake Village, CA 91361

	Attn:	Scott P. Barlow
General Counsel
Phone: 818-575-4510
Fax: 818-575-4508

b.	if to livedoor, to:
3-3-5 Shibuya
Shibuya-ku, Tokyo
150-0002, Japan

	Attn:	Noriaki Okubo
	Phone:	011-81-3-5788-4848
	Fax:	011-81-3-5766-7211

with a copy to:

Kenji Iida
Ritchey Fisher Whitman & Klein
1717 Embarcadero Road
Palo Alto, CA 94303
Phone: (650) 857-1717
Fax: (650) 857-1288

7.                                       Expenses. Except as provided in Clauses 1(b) and 3(e) or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

8.                                       Governing Law and Jurisdiction.

a.                                       This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

b.                                      THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF CALIFORNIA SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT.  THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN CLAUSE 5 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY APPLICABLE LAWS, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

9.                                       Injunctive Relief.  The parties agree that either party’s breach under this Agreement could cause irreparable harm to the non-breaching party.  In addition to any other remedies available at law or in equity, the parties agree that, in the event of any such breach, the non-breaching party will have the right to apply, without the need for posting any bond or comparable security, for the entry of an immediate order to restrain or enjoin the breach and otherwise specifically to enforce the applicable provision of this Agreement.

10.                                 Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable laws, such provisions shall be excluded from this Agreement, and the balance of this Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

11.                                 Amendment.  Any term of this Agreement may be amended or waived only with the written consent of the parties hereto.

12.                                 Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other party.  Delivery of such a counterpart by facsimile shall constitute delivery for purposes of this Clause 12.

13.                                 Entire Agreement; No Third-Party Beneficiaries.  This Agreement constitutes the entire agreement of the parties hereto and supersedes the MOU and all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.  This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies.

IN WITNESS WHEREOF, VC and livedoor have executed this Agreement as of the date first written above.

VALUECLICK, INC.	LIVEDOOR CO., LTD.

James R. Zarley	Takafumi Horie
Chairman & CEO	President & CEO